Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

BIOFRONTERA AG,

BIOFRONTERA PHARMA GMBH,

BIOFRONTERA BIOSCIENCE GMBH,

as Sellers,

and

BIOFRONTERA INC. as Buyer,

Dated as of October 20, 2025

ARTICLE I	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions.	1
	1.2	Interpretation Provisions	11
ARTICLE II	PURCHASE AND SALE		11
	2.1	Purchase and Sale of Acquired Assets	11
	2.2	Excluded Assets	12
	2.3	Assumed Liabilities	13
	2.4	Excluded Liabilities	14
ARTICLE III	CONDITIONS PRECEDENT; CONSIDERATION; CLOSING		15
	3.1	Term Sheet Payments and other Conditions Precedent	15
	3.2	Series D Preferred Stock Issuance	16
	3.3	Earnout	16
	3.4	Post-Closing Operation of Business	16
	3.5	Closing	17
	3.6	Seller Closing Deliveries	17
	3.7	Buyer Closing Deliveries.	17
	3.8	Tax Allocation.	18
	3.9	Employment Agreements.	18
	3.10	Withholding Rights.	19
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER		19
	4.1	Organization, Power and Standing	19
	4.2	Authority, Non-Contravention, Required Filings.	19
	4.3	Title; Sufficiency of Assets	20
	4.4	Intellectual Property Rights.	20
	4.5	Acquired Contracts	21
	4.6	Compliance with Law; Permits; Regulatory Matters.	22
	4.7	Litigation.	23
	4.8	Inventory	23
	4.9	Brokers	23
	4.10	Product Warranty and Liability	23
	4.11	Products Liability Insurance	24
	4.12	Product Returns and Chargebacks	24

i

	4.13	Acquired Contracts	24
	4.14	[Reserved]	24
	4.15	Taxes	24
	4.16	Accounts Receivable; Accounts Payable	25
	4.17	Absence of Changes	25
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER		25
	5.1	Organization, Power and Standing	25
	5.2	Authority, Non-Contravention, Required Filings.	25
	5.3	Brokers	26
	5.4	Legal Proceedings	26
	5.5	Solvency	26
ARTICLE VI	POST-CLOSING COVENANTS AND AGREEMENTS		27
	6.1	Third-Party Consents	27
	6.2	Governmental Consents	27
	6.3	Support	28
	6.4	Use of Proprietary Manufacturing Equipment for Ameluz.	28
	6.5	Transfer of Acquired Assets.	29
	6.6	Correspondence.	30
	6.7	Inventory	30
	6.8	Non-Competition; Confidentiality	30
	6.9	Covenant Not to Sue	32
	6.10	Clinical Trial Test Results. The Parties acknowledge and agree that:	32
	6.11	Reversion of Assets	33
	6.12	RhodoLED Component Liability	33
	6.13	Phospholipid and API Manufacturer Agreements	33
	6.14	FDA Expenses	34
	6.15	Supplier Expenses	34
	6.16	ALA Invoices	34
	6.17	Other Transition Services	34
	6.18	Transition Deadline	34
	6.19	Assumed Litigation Expenses	35
	6.20	Merger, Sale of Assets or Similar Transactions.	36

ii

	6.21	Transfer of Acquired Regulatory Approvals	36
	6.22	Tax Matters.	36
ARTICLE VII	INDEMNIFICATION AND SURVIVAL		38
	7.1	Survival	38
	7.2	Indemnification.	38
	7.3	Exclusive Remedy	39
	7.4	Indemnity Procedures	39
	7.5	Right of Setoff.	40
	7.6	Right to Rely	40
	7.7	Tax Treatment of Indemnity Payments	40
ARTICLE VIII	MISCELLANEOUS		41
	8.1	Public Announcements	41
	8.2	Expenses	41
	8.3	Notices	41
	8.4	Entire Agreement; Modification	42
	8.5	Severability	42
	8.6	No Waiver; Cumulative Remedies	42
	8.7	Governing Law; Waiver of Jury Trial	43
	8.8	Counterparts	43
	8.9	Assignments	43
	8.10	No Third Party Beneficiaries	43
	8.11	Specific Performance	44
	8.12	Further Assurances	44
	8.13	No Partnership	44

iii

Schedules and Exhibits

Sellers Disclosure Schedules

Schedule A	Products
Schedule B	Required Consents
Schedule C	Certain Specified Indemnification Matters

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Product Specifications

iv

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 20, 2025, by and between Biofrontera AG, a German corporation (“AG”), Biofrontera Pharma GmbH, a German private limited liability company (“Pharma”), Biofrontera Bioscience GmbH, a German private limited liability company (“Bioscience”, and together with Pharma and AG, the “Sellers”), and Biofrontera Inc., a Delaware corporation (“Buyer”). Sellers and Buyer may be referred to, individually, as a “Party” or, collectively, as the “Parties.”

WHEREAS, Sellers and Buyer have previously negotiated and agreed upon certain transaction terms relating to the purchase and sale of the Acquired Assets (as defined below) as set forth in a binding Term Sheet among the Parties dated June 30, 2025 (the “Term Sheet”).

WHEREAS, Sellers are entering into this Agreement with Buyer, consistent with all terms and conditions agreed upon in the Term Sheet and upon such further terms and conditions agreed upon herein, by which Sellers agree to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Sellers, the Acquired Assets (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings designated to them under this ARTICLE I, unless otherwise specifically indicated:

“Accounts Receivable” shall mean all accounts receivable (determined in accordance with IFRS) owed by any Third Party to Sellers arising from, or held in connection with, the sale and delivery of the Products prior to the Closing.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Books and Records” shall mean the current and historical operating, business and financial records, data, files, books, business reports, plans, manuals, and other documents (whether in hard copy or computer format) exclusively related to the Products or the Acquired Assets in the Territory.

“Acquired Contracts” shall mean those Contracts specifically listed on Schedule 1.1(a).

“Acquired IP” shall mean all Intellectual Property owned by Sellers and used in connection with the Products or the Acquired Assets that are necessary and required for, and relate solely to, the promotion and sale of the Products in the Territory. For clarity, Intellectual Property that is necessary and required for, and relates to, the promotion and sale of the Products other than in the Territory shall be considered Retained IP and is not included in Acquired IP.

“Acquired Know-How” means Know-How owned by Sellers or any of their Affiliates that is related to (i) the production and logistics of Products; and (ii) the regulatory approvals and the sponsorship of clinical trials for Products that are necessary and required for, and relate solely to, the production, shipment, and approval of the Products in the Territory. For clarity, Know-How that is necessary and required for, and relates to, the production, shipment, and promotion and sale of the Products other than in the Territory shall be considered Retained Know-How and is not included in Acquired Know-How.

“Acquired Regulatory Approvals” shall mean, solely to the extent not already in the possession of or maintained by Buyer, all registrations, applications and regulatory approvals required by the regulatory authorities in the Territory and set forth on Schedule 1.1(b), which result from any Regulatory Submission for performing clinical trials and for the manufacture, importation, sale and distribution of the Products or Acquired Assets in the Territory and all other regulatory approvals related thereto both active and discontinued and all data and regulatory dossiers and documentation related thereto registered in the name of Sellers and set forth on Schedule 1.1(b):

“Act” shall mean the U.S. Federal Food, Drug and Cosmetic Act, as amended.

“Action” shall mean any action, order, writ, injunction, or claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Affiliate” shall mean, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” “controlled by” or “under common control with” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through direct or indirect ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” shall mean, collectively, the Assignment Agreement, the Bill of Sale, the Intellectual Property Assignment Agreement and the Earnout Agreement.

“API” shall mean active pharmaceutical ingredient.

“Assignment Agreement” shall mean the agreement for the assignment or partial assignment to Buyer of Sellers’ and/or their Affiliate’s rights in, to and under the Acquired Contracts and the other intangible Acquired Assets, and the assumption by Buyer of the Assumed Liabilities, to be entered into between Sellers and Buyer on the Closing Date, in substantially the form of Exhibit A.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumed Litigation Expenses” shall mean all expenses of litigation, including without limitation attorneys’ fees, expert fees, court reporter expenses, expenses related to delivery or storage or processing of electronic documents, filing fees, and any other expenses of any kind or nature incurred by Sellers in connection with the NJ Marketing Litigation, the MA Patent Litigation and the ITC Proceeding on or after June 1, 2025 and the assumption of Sellers’ defense by Buyer and its counsel following the effective date of the Term Sheet. For the avoidance of doubt, Sellers shall remain responsible for all such expenses incurred prior to June 1, 2025.

“Bill of Sale” shall mean the bill of sale for the conveyance of the tangible Acquired Assets, to be entered into between Sellers and Buyer on the Closing Date, in substantially the form of Exhibit B.

“Business” shall mean the manufacture, commercialization, sale and distribution of the Products solely in the Territory.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Relationships” shall mean Sellers’ and/or their Affiliates’ business relationships and agreements relating to the manufacture and distribution, if any, of the Products, and all information and documentation related thereto, including business relationships and agreements with current raw material suppliers, contract manufacturers (“CMOs”) and suppliers of goods and services, manufacturing agreements, supply agreements, and service agreements relating to the Products that are necessary and required for Buyer’s promotion and sale of the Products solely in the Territory.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnitees” shall have the meaning set forth in Section 7.2(a).

“cGMP” means the Current Good Manufacturing Practice regulations promulgated by the FDA.

“Claim Notice” means written notification pursuant to Section 7.4 of a Third Party Claim as to which indemnity under Section 7.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 7.2, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” shall have the meaning set forth in Section 3.5.

“Closing Date” shall have the meaning set forth in Section 3.5.

“CMO” shall have the meaning set forth in the definition of Business Relationships.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, supplemented and replaced.

“Confidential Information” shall mean any information, document, data, knowledge and know-how relating to the Acquired Assets or the Products that is confidential or proprietary. “Confidential Information” includes but is not limited to know-how, Trade Secrets, customer lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled by Sellers or their Affiliates, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, samples, processes, products and all confidential information contained in any Contract (which shall include, without limitation, the contents of this Agreement and/or any Ancillary Agreement). Notwithstanding the foregoing, such information, documents, data, knowledge and know-how shall not be considered Confidential Information to the extent they are related to the promotion or sale of the Products outside the Territory.

“Consent” shall mean any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from Third Parties, including from any Governmental Authority.

“Contract” shall mean all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, confidentiality agreements, licenses, sublicenses, instruments, notes and warranties to which Sellers are a party or by which Sellers or any of the Acquired Assets are bound, whether written or oral.

“Deductible” shall have the meaning set forth in Section 7.2(c)(ii).

“Defense Conditions” shall have the meaning set forth in Section 7.4(a).

“Direct Costs” means all direct costs and expenses that are directly attributable to the applicable Acquired Asset, including without limitation, the costs of raw materials, direct labor, manufacturing supplies, packaging, freight-in, and other costs directly incurred in connection with the provision of the Acquired Asset, as applicable, by Seller. Direct Costs shall exclude indirect or overhead expenses.

“Drug and Device Laws” means the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the United States anti-kickback statute, or the regulations and regulatory guidance promulgated in the Territory relating to the prescription, ordering, or manufacturing of pharmaceuticals and medical devices, including those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, advertising and promotion, recordkeeping, and filing of reports.

“Earnout” shall have the meaning set forth in Section 3.3.

“Earnout Agreement” shall mean that certain Earnout Agreement, dated as of the date hereof, by and between AG and Buyer.

“Encumbrance” shall mean any lien, mortgage, deed of trust, right-of-way, right of setoff, assessment, security interest, pledge, lease, attachment, adverse claim, levy, charge, easement, covenant, restriction, license, encumbrance or other similar restriction or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto.

“Fundamental Representations” shall mean the representations in Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.9, 4.15, 5.1, 5.2 and 5.3.

“Governmental Authority” shall mean any United States or foreign federal, state, provincial, regional, local or municipal legislative, executive, administrative or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

“IFRS” shall mean the International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board.

“Improvement(s)” shall mean and include any and all inventions, and any and all changes, modifications and amendments to the Products, which: (i) improve the performance, sensitivity and/or specificity of the Products; (ii) reduce any side effects or other adverse effects of the Products; or (iii) reduce the cost and/or increase the efficiency or productivity of the manufacturing and production processes for the Products.

“Indemnified Party” shall mean any Person claiming indemnification under any provision of ARTICLE VII.

“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE VII.

“Indemnity Notice” shall mean written notification pursuant to Section 7.4 of a claim for indemnity under ARTICLE VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Intellectual Property” shall mean all: (a) patents and patent applications (and any patents that issue as a result of those patent applications), renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificates of invention, and substitutions relating to any of the patents and patent applications, and any other governmental grant for the protection of inventions or industrial designs (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, taglines, slogans, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks)”, (c) copyrights (and copyrightable works) and rights thereunder, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) trade secrets meeting the definition of a trade secret under the Uniform Trade Secrets Act (collectively, “Trade Secrets”), (e) databases and data collections (including research information and knowledge databases), and (f) URLs, domain names, and domain name registrations.

I”ntellectual Property Assignment Agreement” shall mean the agreement for the assignment to Buyer of Sellers’ and/or their Affiliates’ rights in, to and under the Acquired IP, to be entered into between Sellers and Buyer on the Closing Date, in the form of Exhibit C.

“Inventory” shall mean all components, raw materials, work in process, finished goods and sample inventory of the Products, in each case, in the possession or control of, or otherwise held by or on behalf of, Sellers or their Affiliates on the Closing Date that are necessary and required for the promotion and sale of the Products solely in the Territory.

“ITC Proceeding” shall mean In the Matter of CERTAIN PHOTODYNAMIC THERAPY SYSTEMS, COMPONENTS THEREOF, AND PHARMACEUTICAL PRODUCTS USED IN COMBINATION WITH THE SAME; Investigation No. 337-TA-1411; International Trade Commission.

“Know-How” means inventions, business and technical information, know-how and materials, including technology, software, instrumentation, devices, data, compositions, formulas, biological materials, pharmacology information, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, Trade Secrets, skill and experience, drawings, notebooks, specifications and creative materials, whether written or electronically stored or however otherwise recorded, maintained or stored, research and development reports and records, pre- clinical studies, manufacturing documents (including drug master files, batch records, Master Batch Records, deviations, OOS investigations, CAPA, material specifications, and product- specific standard operating procedures, methods validation documentation and assays to the extent required for cGMP manufacturing), and clinical protocols, clinical studies, pre-clinical and clinical data, results and analyses used in or resulting from any pre-clinical study or clinical trial of any Product, in each case whether or not patentable or copyrightable and related to the Products and controlled by Sellers or any of its Affiliates and is necessary and required for the promotion and sale of the Products solely in the Territory.

“Knowledge” or words of similar import shall mean, with respect to the Sellers, the actual knowledge of Dr. Montserrat Foguet, Maria del Pilar de la Huerta Martinez, and Dr. David Giera, and the knowledge that each such person would reasonably be expected to obtain after due inquiry.

“Lamps” shall have the meaning set forth in Section 2.3(e).

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Licensed IP” shall have the meaning set forth in Section 4.4(a).

“Loss” shall mean any and all losses, damages, debts, liabilities, Taxes, obligations, deficiencies, penalties, interest, amounts incurred, resulting or arising out of any claims, amounts paid in settlement, costs (including court costs) and expenses, including attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by Law or pursuant to this Agreement) to recover any of the foregoing.

“LSA” shall mean that certain Second Amended and Restated License and Supply Agreement effective as of February 13, 2024 by and among Buyer and Sellers, which shall automatically terminate and be of no further force and effect upon the execution of this Agreement.

“MA Patent Litigation” shall mean Sun Pharmaceuticals Industries, Inc. v Biofrontera Inc., et al.; Civ. No.: 1:24-CV-11637-IT; United States District Court for the District of Massachusetts.

“Maruho” shall have the meaning set forth in Section 6.10(b).

“Maruho License Agreement” shall have the meaning set forth in Section 6.10(b).

“Material Adverse Effect” shall mean any result, change, effect, event, occurrence, state of facts or development that individually or in the aggregate has, or would reasonably be expected to have, a materially adverse effect on (a) the Business, (b) the Products or the Acquired Assets or (c) Buyer’s ability to operate the Business immediately after Closing in the manner operated by Sellers before Closing; provided, however, that for purposes of the foregoing, none of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in, or effects arising from or relating to, general business or economic conditions affecting the industries in which Sellers operate, (ii) changes in, or effects arising from or relating to, national or international political or social conditions, or (iii) changes in, or effects arising from or relating to, financial, banking, or securities markets; provided further, however, that any such adverse effect shall be excluded only to the extent that such adverse effect does not disproportionately affect Sellers relative to other Persons engaged in the industries in which Sellers operate.

“NDC” means a unique 3-segment number that identifies the labeler/vendor, the product and the trade package size of a Product.

“NJ Marketing Litigation” shall mean DUSA Pharmaceuticals, Inc., et al., v. Biofrontera Inc., et al.; Civ. No. 3:23-cv-20601-RK-JBD; United States District Court for the District of New Jersey.

“Non-Territory Patents” shall have the meaning set forth in Section 6.5(d).

“Order” shall mean any judgment, decision, decree, injunction, ruling or order of any Governmental Authority.

“Organizational Documents” shall mean, as to any Person, its certificate of incorporation and by-laws, its certificate of formation and limited liability company agreement, or any equivalent documents under the Law of such Person’s jurisdiction of organization.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“Permits” shall mean all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, exemptions, notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Authority.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date.

“Product(s)” shall mean the products set forth on Schedule A and all components thereof, together with Sellers’ rights, if any (and only to the extent existing on the Closing Date), to develop future authorized generics and alternate formulations thereof, and any other marketed products, line extensions and in-development products; provided, however, Buyer expressly recognizes and acknowledges that Sellers have represented that it does not currently own authorized generics or alternate formulations for the products on Schedule A, or any other marketed products, line extensions or in-development products.

“Product Releasee(s)” shall mean the following Persons: (a) Buyer; (b) any Affiliate of Buyer; and (c) licensees, sublicensees, manufacturers, suppliers, distributors and customers of Buyer or its Affiliates.

“Product Specifications” shall mean the quality specifications for the manufacture, release and final testing of the drug product Ameluz and the Lamps set forth in Exhibit D.

“Quality Control Laboratory” shall mean a certified good manufacturing praxis (GMP) laboratory facility operated by Pharma at its premises in Leverkusen (Germany) that conducts analytical testing activities for the drug product Ameluz and its drug substance in compliance with cGMP regulations.

“Regulatory Documentation” shall mean original documents or, to the extent original documents are not reasonably available, copies thereof, of all Acquired Regulatory Approvals, Product Specifications and correspondence with any Governmental Authority related to the Products or the Acquired Assets, including any annual reports, adverse event data, safety data, research files, raw data, expert reports, research lab notes, formulation data and any other data.

“Related Parties” shall mean the referenced Party’s Subsidiaries, Affiliates, representatives, equity holders, directors, or officers (and any of their respective Affiliates, or, in the case of any individual, any member of his or her immediate family).

“Required Consents” shall mean the Consents set forth on Schedule B.

“Retained IP” shall have the meaning set forth in the definition of Acquired IP above.

“Retained Know-How” shall have the meaning set forth in the definition of Acquired Know-How above.

“Retained Recall Liabilities” shall mean Liabilities arising out of or relating to the recall or market withdrawal of any Product or post-sale warning in respect of any Product sold or manufactured by or on behalf of Sellers or any of its Affiliates prior to the Closing.

“Retained Return, Government Rebates and Chargeback Liabilities” shall mean Liabilities arising out of or relating to the return of any Product or any chargeback from any customer, including all Liabilities for any credits, rebates, refunds or other amounts payable in respect of any returned Product or any chargeback (including with respect to Medicaid, Medicare Part D, 340B, FSS).

“Saleable Inventory” means any finished goods or sample inventory of a Product that (a) is not adulterated or misbranded within the meaning set forth in any applicable Laws, (b) is not obsolete, damaged or defective, (c) was manufactured in accordance with, and meets, the Product Specifications, (d) has a remaining expiration date of more than twelve (12) months after the Closing Date, (e) is merchantable and fit for the purpose for which it was produced or manufactured and (f) is, in Buyer’s good faith determination, in saleable condition.

“Sellers” shall have the meaning set forth in the Preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 7.2(b).

“Seller Taxes” shall mean any and all Liabilities for the following Taxes, in each instance regardless of whether any such Taxes are reflected or shown as due or payable on any Tax Return, and regardless of whether such Taxes are assessed, payable or due prior to, on, or after the Closing Date, (a) any and all Straddle Period Property Taxes attributable to any Tax period prior to June 1, 2025, (b) any and all Taxes (other than Straddle Period Property Taxes) imposed on or payable by any Seller, and any of their respective Affiliates, attributable to any Tax period prior to June 1, 2025; (c) any and all Taxes imposed on or payable in respect to the Business or any of the Acquired Assets, or for which the Business or any of the Acquired Assets may be liable, assessed, or subject, in each case, to the extent such Taxes are attributable to any Tax period prior to June 1, 2025; (d) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Seller (or any of their predecessors) is or was a member on or prior to June 1, 2025, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (e) any and all Taxes of any Person imposed on or payable by any Seller or any Buyer as a transferee or successor, by Contract or pursuant to any Law or otherwise, in respect of the Business or any of the Acquired Assets, which Taxes arise from an event or transaction occurring on or prior to June 1, 2025; (f) any and all Taxes (other than Transfer Taxes) that are imposed on any Seller by a Governmental Authority and that are the result of the consummation of the transactions contemplated by this Agreement; and (g) any and all Transfer Taxes payable by any Seller Parties pursuant to Section 6.22(a).

“Straddle Period” shall mean a specified Tax period the beginning of which occurs on or before the Closing Date and the end of which occurs after the Closing Date.

“Straddle Period Property Taxes” shall have the meaning set forth in Section 6.22(b).

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which at least fifty percent (50%) of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such Person possesses a fifty percent (50%) or greater interest in the total capital or total income of such partnership or limited liability company.

“Taxes” shall mean (a) any and all federal, state, county, local, municipal, foreign, and other taxes, fees, assessments, duties, tariffs or charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture, and other taxes, and including obligations under applicable escheat or unclaimed property Laws, together with any interest, penalty, or additional amounts imposed with respect of the foregoing, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an affiliated, combined, consolidated, or unitary group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion, or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, document, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Territory” shall mean the United States of America including American Samoa, Guam and the U.S. Virgin Islands.

“Third Party” shall mean any Person other than the Parties or their respective Affiliates.

“Third Party Claim” shall have the meaning set forth in Section 7.4(a).

“Total Costs of the Quality Control Laboratory” shall mean all costs of the Quality Control Laboratory for personnel, rent, consumables, equipment maintenance, capital expenditures for new investments in a given year and other costs directly incurred by the Quality Control Laboratory. No later than January 31 of each year following the date hereof, the Parties shall agree to the total dollar value for all such costs.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property set forth in this Section 1.1.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property set forth in this Section 1.1.

“Transfer Taxes” shall have the meaning set forth in Section 6.22(a).

1.2 Interpretation Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including,” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.” References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement. The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement. References to “written” or “in writing” include in electronic form.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept, all of Sellers’ (and Seller’s Affiliates’, if any) right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances. As used in this Agreement, “Acquired Assets” shall mean all tangible and intangible assets associated with the Products but only to the extent owned or controlled by Sellers and are necessary and required for the manufacturing, shipping, and promotion and sale of the Products solely in the Territory, including, without limitation, the following solely as they relate to the manufacturing, shipping, and regulatory approval of the Products in the Territory:

(a) The Products;

(b) the Acquired IP;

(c) the Acquired Know-How;

(d) the Acquired Regulatory Approvals;

(e) the Regulatory Documentation;

(f) the Acquired Contracts;

(g) the Business Relationships;

(h) the Saleable Inventory;

(i) the Acquired Books and Records;

(j) all claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any Assumed Liabilities or Acquired Assets;

(k) all goodwill associated with the Products and the Acquired Assets;

(l) if (and only if) Sellers cease operation thereof: the Quality Control Laboratory; and

(m) all other equipment, tooling, parts, finished products, personnel and facilities owned by Sellers that are necessary and required for Buyer’s manufacturing, promotion and sale of the Lamps solely in the Territory and the manufacturing equipment implemented at Pharbil Waltrop GmbH, including but not limited to such equipment, tooling, parts, finished products, personnel and facilities on Schedule 2.1(m), except the Quality Control Laboratory, the Excluded Assets or as otherwise set forth in this Agreement.

2.2 Excluded Assets. Other than the Acquired Assets subject to Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Acquired Assets (the “Excluded Assets”). As used in this Agreement, “Excluded Assets” includes:

(a) all cash and cash equivalents, bank accounts and securities of Sellers;

(b) all rights of Sellers under this Agreement or any Ancillary Agreement;

(c) any Accounts Receivable and any other account receivable to the extent generated by the sale of goods which are not Products.

(d) all Intellectual Property other than the Acquired IP;

(e) all Know-How other than the Acquired Know-How (i.e., the Retained Know-How);

(f) for so long as Sellers maintain operation thereof: the Quality Control Laboratory;

(g) the manufacturing equipment, tooling and parts owned by Pharma and located at the facilities of the CMO Glaropharm in Switzerland;

(h) all Contracts that are not the Acquired Contracts;

(i) all tangible and intangible assets, properties, rights of interest used by Sellers or their Affiliates in their businesses other than the Business;

(j) any current and prior insurance policies of Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and

(k) the corporate books and records of Sellers to the extent not related to the Products or the Acquired Assets.

For the avoidance of doubt, Buyer shall not acquire or have any right to acquire, any regulatory approvals, intellectual property, know-how, equipment, tooling, parts, inventory, finished products, personnel, facilities or other assets of Sellers related to the manufacturing and commercialization of the Products outside the Territory.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall expressly assume, and agree to pay or otherwise perform or discharge when due, only the following liabilities incurred on or after June 1, 2025 or are required to be performed after the Closing Date, and do not arise from any failure to perform, improper performance, breach, default, violation or other act or omission by Sellers on or prior to the Closing Date (the “Assumed Liabilities”):

(a) Direct Costs of the Acquired Contracts;

(b) Direct Costs arising under the acquired Regulatory Approvals;

(c) the Assumed Litigation Expenses;

(d) Liability for existing inventory (other than inventory which is not useable due to damage or other defect) of RhodoLED-XL components as used in production by and transferred to Buyer when payment to Sellers is received, but in no event shall Sellers send Buyer the final invoice for such inventory later than December 31, 2025 and in no event shall Buyer submit payment to Sellers for such inventory later than January 15, 2026 (“RhodoLED-XL Component Liability”);

(e) Beginning June 1, 2025, Liability for existing inventory of BF-RhodoLED (collectively with RhodoLED-XL, the “Lamps”) components as used in production by and transferred to Buyer when payment to Sellers is received;

(f) Liabilities related to sales of Products in the Territory, including but not limited to patent costs in the Territory, Product production, quality control, pharmacovigilance, regulatory activities and any additional activity related to the United States market;

(g) Direct Costs associated with the FDA approval and market authorization, including but not limited to the annual fee payable to the FDA, any costs related to clinical trials and new proposed uses of the Products (including the full amount of the FDA fee due as of October 1, 2025, but without an obligation to refund any FDA fees paid prior to June 1, 2025) (“FDA Expenses”);

(h) Direct Costs related to clinical trials and new proposed uses of the Products;

(i) Direct Costs for outstanding payments due by Sellers to suppliers in relation to materials, services, or investments associated with the production of the Products for the United States market, which such amounts shall be paid by Buyer to Sellers five (5) Business Days prior to the due date thereof (“Supplier Expenses”);

(j) Two thirds (2/3) of the amount for existing binding purchase orders and invoices corresponding to API 5-aminolevulinic acid HCI supplied by MIDAS Pharma GmbH that can be used for US-Ameluz production at Pharbil Waltrop GmbH (“ALA”) in progress as of June 30, 2025 through March 31, 2026 (“ALA Invoices”);

(k) all Direct Costs of each analytical test required by Buyer for Ameluz manufacturing, which such costs shall be billed by Seller to Buyer or Buyer’s manufacturer on the basis of the Total Costs of the Quality Control Laboratory, divided by the number of all tests performed per year;

(l) Direct Costs associated with the commercialization or manufacturing of the Products for the United States market; and

(m) Liabilities related to Direct Costs associated with Product production improvements and other investments at facilities owned by Pharbil Waltrop GmbH and its affiliates, including any Direct Costs related to any invoice issued on or after June 1, 2025.

For the avoidance of doubt, the Assumed Liabilities shall not include any Liability related to the promotion or sale of the Products outside the Territory.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein (including, without limitation, Section 2.3), Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities, including Liabilities in respect of or relating to the Acquired Assets to the extent arising prior to June 1, 2025 or related to the promotion or sale of the Products outside the Territory (the “Excluded Liabilities”), each of which shall remain the Liability of Sellers or their Affiliates. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) all Liabilities arising out of or relating to Sellers’ and/or their Affiliates’ ownership or operation of the Business or the Acquired Assets prior to June 1, 2025;

(b) all Liabilities relating to or arising out of the Excluded Assets;

(c) all Liabilities to customers, suppliers or other Third Parties for Products, materials and services ordered prior to June 1, 2025, except those which are assumed pursuant to Section 2.3(c);

(d) all Retained Recall Liabilities;

(e) all Retained Return, Government Rebates and Chargeback Liabilities;

(f) all Liabilities related to or arising out of any Seller Taxes;

(g) all Liabilities arising, or to be paid or performed, prior to June 1, 2025, under the Acquired Contracts, including any amounts due and payable or obligations required to be performed or discharged under the Acquired Contracts prior to June 1, 2025, as well as any Liabilities relating to defaults or breaches thereunder occurring prior to June 1, 2025;

(h) all Liabilities arising out of or relating to any Action, regardless of when commenced or made, arising out of or relating to the Products or the Acquired Assets, to the extent relating to the period of time prior to June 1, 2025, except those certain expenses which are assumed pursuant to Section 2.3(c);

(i) all Liabilities to any Governmental Authorities relating to the Acquired Regulatory Approvals, to the extent arising prior to, or relating to the period of time prior to June 1, 2025; and

(j) those Liabilities on Schedule 2.4(j) of the Seller Disclosure Schedule for outstanding invoices due and payable as of the Closing Date.

ARTICLE III

CONDITIONS PRECEDENT; CONSIDERATION; CLOSING

3.1 Term Sheet Payments and other Conditions Precedent.

(a) Buyer and Sellers acknowledge, in consideration of the sale of the Acquired Assets, in addition to the assumption of the Assumed Liabilities and payment of the Earnout described in Section 3.3:

(i) Buyer previously paid to Sellers on or prior to July 1, 2025 an aggregate amount equal to EUR 2,593,750 (the “Term Sheet Payment”) which such amount included all outstanding invoices and financial obligations due from Buyer to Sellers until June 16, 2025, as well as invoices paid to component suppliers for the Lamps from such date, and the invoice corresponding to the batch of BF-RhodoLED delivered to Buyer as of the first week of July 2025 and two batches of Ameluz manufactured at Glaropharm to be delivered also in the first week of July 2025. The Parties acknowledge and agree that a list of each such invoice was provided to Buyer prior to the date of the Term Sheet and that related to the time before June 16, 2025, and no further financial obligations of either Buyer or Sellers exist except as outlined in this Agreement;

(ii) Prior to the date hereof, Buyer provided evidence of the purchase of 8,500 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) of Biofrontera Inc. pursuant to that certain Securities Purchase Agreement dated as of June 27, 2025 by and among Buyer and each purchaser identified on the signature pages thereto; and

(iii) Prior to the date hereof, Buyer provided evidence of an agreement regarding the additional purchase of 2,500 shares of Series C Preferred Stock pursuant to that certain Securities Purchase Agreement dated as of June 27, 2025 by and among Buyer and each purchaser identified on the signature pages thereto.

(b) The Parties hereby acknowledge and agree that all funds received by Buyer as described in this Section 3.1(a) shall be and have been since the date of the Term Sheet used solely for the continuing operations of Buyer.

3.2 Series D Preferred Stock Issuance. As a portion of the consideration for the sale of the Acquired Assets and, in addition to the assumption of the Assumed Liabilities, Buyer and Sellers acknowledge and agree that Buyer issued to Sellers, as of July 1, 2025, 3,019 shares of Series D Convertible Preferred Stock (“Series D Preferred Stock”) and such issuance of Series D Preferred Stock included a grant of all rights provided to Sellers pursuant to Section III(c) of the Term Sheet, except as set forth in this Section 3.2. Notwithstanding the foregoing, for a period of twelve (12) months following the date of issuance of the Series D Preferred Stock to Sellers, Buyer covenants and agrees that, without the consent of Sellers, it will not issue any additional equity securities or any debt convertible into equity securities, including but not limited to common stock, preferred stock, warrants, options, convertible notes or any form of equity securities or debt convertible into equity securities, or any interests in the profits of Buyer, but excluding management, director and employee equity issuances or similar typical and customary issuances (e.g., employee stock options). Furthermore, for the period of time from June 30, 2025 through June 30, 2028, at all times while any Seller holds any shares of Series D Preferred Stock (or shares of Series D Preferred Stock converted by such Seller into common stock of Buyer pursuant to the terms of the Series D Preferred Stock), AG shall have the right to appoint one (1) director to the board of directors of Buyer if the Buyer’s board of directors consists of up to seven (7) members, and shall have the right to appoint two (2) directors to the board of directors of Buyer if the Buyer’s board of directors consists of at least eight (8) members. In addition, at all times while any Seller holds any shares of Series D Preferred Stock (or shares of Series D Preferred Stock converted by such Seller into common stock of Buyer pursuant to the terms of the Series D Preferred Stock), if Buyer intends to issue any additional equity securities or any debt convertible into equity securities, including but not limited to common stock, preferred stock, warrants, options, convertible notes or any form of equity securities or debt convertible into equity securities, or any interests in the profits of Buyer, but excluding management, director and employee equity issuances or similar typical and customary issuances (e.g., employee stock options), Sellers shall have the right to participate pari passu in order to maintain their then-current ownership percentage of Buyer.

3.3 Earnout. As additional consideration for the sale of the Acquired Assets and in addition to the assumption of the Assumed Liabilities, Buyer and Sellers shall enter into the Earnout Agreement, pursuant to which, among other terms and conditions, Buyer shall pay to Sellers an earnout based on net revenues from commercial sales of the Products or any Improvements, generics or alternate formulations thereof in the Territory as further described in the Earnout Agreement (the “Earnout”).

3.4 Post-Closing Operation of Business. Sellers acknowledge and agree that except as otherwise provided in the Earnout Agreement; (i) upon the Closing, Buyer and its Affiliates shall have the right to operate their respective businesses in any way that they deem appropriate, including without limitation, with respect to the hiring, firing and compensation of employees, the pricing and terms of marketing and sale of all Products, whether and to what extent to advertise or promote the Products, the making or not of capital expenditures, and the settlement and management of all Actions and other disputes with Third Parties (except as otherwise set forth in Section 6.19(f)), (ii) Buyer shall not have any obligation to operate its business in order to achieve or maximize any Earnout, and Buyer makes no representation or warranty that it will have any particular license, personnel, assets or support, (iii) the Earnout that may become due or payable (if any) are subject to numerous factors outside the control of Buyer or Sellers, (iv) there is no assurance that Sellers will receive any particular Earnout, (v) Sellers are not relying on the past performance or financial results, or assets, facilities or personnel, of Buyer, and (vi) except for the duties expressly set forth in this Agreement and the Earnout Agreement, Buyer and its Affiliates owe no express or implied duty to Sellers, and in no case does Buyer or any of its Affiliates owe to Sellers any fiduciary duty or any other duty implied at law except as expressly set forth in this Agreement and the Earnout Agreement.

3.5 Closing. On the terms and subject to the conditions set forth in this Agreement, the sale, conveyance, assignment, transfer and delivery of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (collectively, the “Closing”) shall take place remotely by the exchange of documents on the date hereof (the “Closing Date”).

3.6 Seller Closing Deliveries. At the Closing, except as set forth below, Sellers shall deliver, or cause to be delivered, to Buyer, the following:

(a) the Assignment Agreement duly executed by Sellers;

(b) the Earnout Agreement duly executed by Sellers;

(c) the Bill of Sale duly executed by Sellers;

(d) the Intellectual Property Assignment Agreement duly executed by Sellers;

(e) evidence, in a form reasonably satisfactory to Buyer, that all Required Consents have been obtained;

(f) a properly completed and duly executed IRS Form W-8BEN-E from each Seller; and

(g) a certificate, dated as of the Closing Date, executed by the authorized officer and/or General Manager of each Seller, (i) certifying as to the accuracy and authenticity of Sellers’ Organizational Documents (“Handelsregisterauszüge”), and (ii) certifying as to the accuracy and authenticity of the resolutions of the board of directors (or comparable governing body or other requisite authority) authorizing the execution, delivery, and performance of this Agreement, the Ancillary Agreements and any other agreement contemplated hereby and thereby.

3.7 Buyer Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to (or for the benefit of) Seller, the following:

(a) the Assignment Agreement duly executed by Buyer;

(b) the Earnout Agreement duly executed by Buyer;

(c) the Bill of Sale duly executed by Buyer;

(d) the Intellectual Property Assignment Agreement duly executed by Buyer; and

(e) a certificate, dated as of the Closing Date, executed by the secretary or other duly authorized officer of Buyer, (i) certifying as to the accuracy and authenticity of Buyer’s Organizational Documents, (ii) certifying as to the accuracy and authenticity of the resolutions of the board of directors and (iii) attaching a certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of Buyer.

3.8 Tax Allocation.

(a) Subject to the review and approval by Sellers, which approval shall not be unreasonably withheld, Buyer shall allocate the consideration for the Acquired Assets (including the Assumed Liabilities and any other amounts treated as consideration for the Acquired Assets for Tax purposes) among the Acquired Assets in accordance with the allocation prepared by Buyer and delivered to Sellers within ninety (90) days following the Closing Date (the “Allocation Schedule”). The Parties further agree that the consideration for the Acquired Assets (including the Assumed Liabilities, the issuance of Series D Preferred Stock to the Sellers pursuant to Section 3.2, any Earnout payments pursuant to Section 3.3 and the Earnout Agreement, and any other amounts that may reasonably be treated as consideration for Tax purposes) shall be considered proceeds from the sale of the Acquired Assets for U.S. federal income tax purposes, and all Tax forms or filings and Tax Returns prepared by any Party shall reflect treatment consistent with this provision.

(b) Except as required by applicable Law, Sellers and Buyer shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith in preparing any Tax Returns, IRS Form 8594 or any other Tax forms or filings, and neither Sellers nor Buyer shall take any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, or in any Tax litigation or investigation, without the prior written consent of the other Party, except as may be required as a result of a change in Law occurring after the date of this Agreement, as may be required by a taxing authority in connection with an examination of the transaction or otherwise pursuant to a “final determination” within the meaning of Section 1313 of the Code.

(c) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, and shall retain and (upon the other Party’s request) furnish or cause to be furnished to the other Party, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for any Tax refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any Action relating to Tax matters.

3.9 Employment Agreements. As of Closing, Sellers and Buyer shall mutually offer to all agreed upon employees of Sellers involved in the production of Products or other functions related to the U.S. market to transfer their employment from Sellers to Buyer. Following the Closing, Sellers and Buyer will continue to cooperate in the transfer of the individual contracts of these employees.

3.10 Withholding Rights. Buyer and its Affiliates, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to Sellers pursuant to this Agreement and the Earnout Agreement all amounts required under the Code or any applicable provision of any state, local, or foreign Tax Law to be deducted and withheld; provided, however, that any such withholding shall be consistent with the classification of the payments made in respect of the consideration for the Acquired Assets as described in Section 3.8(a). To the extent that any such amount is so deducted and withheld by Buyer or its Affiliates, such amount shall be paid over to, or deposited with, the relevant Governmental Authority and shall be treated for all purposes of this Agreement or Earnout Agreement, as applicable, as having been paid to Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby make, on a joint and several basis, the following representations and warranties to Buyer as of the Closing Date, except as otherwise set forth in the written disclosure schedules attached hereto (the “Seller Disclosure Schedules”). The Seller Disclosure Schedules are numbered to correspond to the various Sections and subsections of this ARTICLE IV setting forth certain exceptions to the representations and warranties contained in this ARTICLE IV and certain other information called for by this Agreement.

4.1 Organization, Power and Standing. Sellers are corporations or private limited liability companies duly incorporated, validly existing and in good standing under the Laws of Germany and have the requisite power and authority to own and operate the Acquired Assets. Sellers are duly qualified to do business and in good standing in each jurisdiction where the ownership of the Acquired Assets requires such qualification, except where such failure to qualify would not be material.

4.2 Authority, Non-Contravention, Required Filings.

(a) Sellers have the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Sellers.

(b) This Agreement and each Ancillary Agreement have been duly executed and delivered by Sellers, and each constitutes a valid and binding obligation of Sellers, enforceable against it in accordance with its respective terms, in each case subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The execution and delivery of this Agreement and the Ancillary Agreements by Sellers, the performance by Sellers of their obligations hereunder or thereunder, and the consummation by Sellers of the transactions contemplated hereby or thereby do not and will not (i) contravene any provision of the Organizational Documents of Sellers, (ii) except as set forth in Schedule 4.2(c), constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or notice with regard to, any Acquired Contract, (iii) result in the creation of any Encumbrance upon the Acquired Assets or (iv) violate any provision of any Laws.

(d) No permit, consent, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Sellers is required in connection with the execution or delivery by Sellers of this Agreement, the execution and delivery by Sellers of each Ancillary Agreement as of the Closing, or the consummation of the transactions contemplated hereby or thereby other than as set forth in Schedule 4.2(d).

4.3 Title; Sufficiency of Assets. Sellers have good and valid title to the Acquired Assets, in each case free and clear of all Encumbrances. The Acquired Assets constitute all of the assets, properties and rights which are used in the operation of the Business and that are necessary or required for the conduct of such Business as currently conducted in the Territory.

4.4 Intellectual Property Rights.

(a) Schedule 4.4(a) sets forth (i) a complete and correct listing of all registered, applied for, or issued Acquired IP and (ii) all Acquired Contracts under which Sellers have taken a license to any Intellectual Property that is used to conduct or necessary to conduct the Business as it has been conducted or is currently conducted (other than shrink-wrap licenses of computer software with a total replacement cost of less than $10,000) (the “Licensed IP”) and (iii) all Contracts under which Sellers have granted a license or otherwise permitted any party to use any Intellectual Property that is used to conduct or necessary to conduct Business as it has been conducted, is currently conducted or is currently proposed to be conducted or that otherwise relates to the Products or the Acquired Assets, in each case (with respect to clauses (ii) and (iii)), other than Acquired Contracts or Contracts the absence of which would not have a Material Adverse Effect.

(b) The Acquired IP and Licensed IP constitute all of the Intellectual Property that is used to conduct or necessary to conduct the Business as it has been conducted by Sellers and is currently conducted in the Territory.

(c) Except as set forth on Schedule 4.4(c), Sellers own and possess the entire and exclusive right, title and interest in and to the Acquired IP, free and clear of any Encumbrances. Except as set forth on Schedule 4.4(c), all contracts granting Sellers any rights to any Licensed IP and which are material to the Business are fully assignable and transferable to Buyer and do not give rise to: (i) any termination of or change to such contracts or in any right to exploit the Licensed IP or (ii) any right of any third party to cause any such termination or change.

(d) To the Knowledge of Sellers, Sellers have never received any charge, complaint, claim, demand, notice or other communication alleging infringement, misappropriation, or other violation of Intellectual Property rights of Third Parties related to the Business, except as set forth on Schedule 4.4(d). Other than the allegations set forth in the matters described in Schedule 4.4(d), to the Knowledge of Sellers, neither the commercialization of the Products nor Sellers’ operation of the Business as it has been conducted and is currently conducted infringes upon, misappropriates or otherwise violates any Intellectual Property rights of Third Parties.

(e) To the Knowledge of Sellers, Sellers have taken commercially reasonable actions to register, maintain, protect and enforce its interest in the Acquired IP.

(f) Except as set forth on Schedule 4.4(f), to the Knowledge of Sellers, no Third Party has interfered with, infringed upon, misappropriated or otherwise come into conflict with or violated or unlawfully used (or is engaging in any activity that interferes with, infringes, misappropriates or otherwise conflicts with or violates or unlawfully uses) any item of Acquired IP or Licensed IP, and no written notice or demand related to the foregoing has been made by or on behalf of Sellers or, to the Knowledge of Sellers, any licensor of Licensed IP against any Third Party. There are no Orders, Contracts or other agreements to which Sellers are a party or, to the Knowledge of Sellers, by which Sellers are bound, that restrict Sellers’ rights to use the Acquired IP or the Licensed IP.

(g) Sellers have taken commercially reasonable security measures to protect the confidentiality of the Trade Secrets of Sellers used in the Business, and of Third-Party confidential information provided to Sellers in connection with the Business that Sellers are obligated to maintain in confidence, which measures are commercially reasonable in the industry.

(h) Except as set forth on Schedule 4.4(h), Sellers have not agreed to indemnify any Person for or against any infringement, misappropriation, or other violation of Intellectual Property of Third Parties with respect to the Products.

4.5 Acquired Contracts.

(a) Each Acquired Contract is a valid and binding obligation of Sellers and, to the Knowledge of Sellers, each other party thereto, and is enforceable against Sellers and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, and is in full force and effect, subject to (i)the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Sellers are not in breach or default under any Acquired Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in such a breach or default, give to others any rights of termination, amendment, acceleration or cancellation of an Acquired Contract, or result in the creation of any Encumbrance applicable to the Acquired Assets. To the Knowledge of Sellers, there is no default by any other party pending or threatened, with respect to any Acquired Contract. No party to any Acquired Contract has cancelled or withdrawn any such Acquired Contract, nor has any party threatened to do so. To the Knowledge of Sellers, no such party intends to cancel or withdraw any such Acquired Contract.

(c) The Acquired Contracts constitute all of the Contracts that are material to the commercialization of the Products solely in the Territory and are sufficient to allow Buyer to manufacture, use, market, sell, distribute, and commercialize the Products solely in the Territory after the Closing. For clarity, Contracts that are necessary and required for, and relate to, the commercialization, manufacture, use, marketing and sale of the Products other than in the Territory, including but not limited to such Contracts related to Ameluz production at Pharbil Waltrop GmbH, are not included in Acquired Contracts.

(d) Except as set forth on Schedule 4.5(d), all Consents required for the sale, conveyance, transfer and delivery of such Acquired Contracts to Buyer have been obtained.

4.6 Compliance with Law; Permits; Regulatory Matters.

(a) The Business and Sellers’ use of the Acquired Assets has been and is being conducted in compliance with all applicable Laws.

(b) The Products are being and have been developed, tested, manufactured, stored, and distributed, as applicable, in material compliance with applicable Law, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice in any jurisdiction in which the Products are sold. Sellers have not received any (i) notice from the FDA, or any other Governmental Authority, including the Office of Inspector General, any United States Attorney, the Department of Justice or any attorney general of any jurisdiction, alleging that Sellers have been or are in violation of any Drug Law, The False Claims Act (31 U.S.C. § 3729–3733) or false claims acts under state Law, or commencing or indicating an intention to conduct an investigation, audit, or review; (ii) notice of inspectional observation (including those recorded on form FDA 483), establishment inspection report, warning letter, penalty, fine, sanction, request for recall or other remedial action; (iii) other written documents issued by the FDA, or any other Governmental Authority alleging lack of compliance with any Drug and Device Law by any Seller or any Person engaged by any Seller to provide any service with respect to any Product or (iv) notice from the FDA recommending or requiring the submission of a 505(b)(2) new drug application, 510K or PMA in the United States with respect to any Product.

(c) All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other drug regulatory agency by Sellers with respect to the Products have been so filed, maintained or furnished and were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing). Sellers, with respect to the Acquired Assets, have delivered or made available to Buyer all material correspondence and meeting minutes received by Sellers from or sent to the FDA by Sellers and any other similar foreign Governmental Authorities, with respect to the Acquired Assets, including any and all notices of inspectional observations, establishment inspection reports and any other material documents received by Sellers from the FDA or similar foreign Governmental Authorities which relate to any of Sellers’ compliance with regulatory requirements of the FDA or similar foreign Governmental Authorities.

(d) Neither Sellers nor, to the Knowledge of Sellers, any agent of any Sellers (including, without limitation, any Person engaged by Sellers to provide any service with respect to a Product) has made an untrue statement or fraudulent statement to the FDA or any other Governmental Authority or to any physician or customer, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or to any physician or customer, or committed any material act, made any material statement, or failed to make any material statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09). Neither Sellers nor, to the Knowledge of Sellers, any agent of any Sellers (including, without limitation, any Person engaged by a Seller to provide any service with respect to a Product) has (i) been convicted of any crime or engaged in any conduct that would reasonably be expected to result in, or that has resulted in, debarment or disqualification by any Governmental Authority, or (ii) any knowledge of facts that would lead to a false claim, or debarment, and there are no proceedings pending or threatened that would result in criminal liability or debarment or disqualification by any Governmental Authority.

(e) Neither Sellers, nor, to the Knowledge of Sellers, any Affiliate, director, manager, officer, equity holder, employee, agent or subcontractor of Sellers has (i) used any funds for contributions, gifts, entertainment or other expenses in violation of applicable Law, (ii) paid any bribe, kickback or other similar payment, directly or indirectly, to any foreign government official or employee in violation of the Foreign Corrupt Practices Act of 1977 or other applicable Law, (iii) made any other payment of any kind in violation of any Law, to secure any improper advantage for the Acquired Assets or Seller, or (iv) knowingly incorrectly recorded any transactions in any of the foregoing categories on the books and records of Seller.

(f) Product finished goods and API have been manufactured, stored, and distributed in accordance with Drug Laws and other applicable Law.

4.7 Litigation.

(a) Except as set forth on Schedule 4.7(a), there is no Action pending or, to the Knowledge of Sellers, threatened against or by Sellers relating to or affecting the Business, Acquired Assets or Assumed Liabilities, which if determined adversely to Sellers would result in an adverse impact on Sellers.

(b) Sellers are not a party or subject to the provisions of any Order that is unsatisfied or that affects the Business or Acquired Assets.

4.8 Inventory. Schedule 4.8 sets forth a complete list of all Saleable Inventory of the Products or parts of the products, including initial cost and recent practicable book value.

4.9 Brokers. Except as set forth on Schedule 4.9, Sellers have not incurred, nor will they incur, directly or indirectly, any Liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

4.10 Product Warranty and Liability. Except as set forth on Schedule 4.10, none of the Products have been recalled, withdrawn or suspended (whether voluntarily or otherwise) and there is no current plan or any discussions underway at Sellers or, to the Knowledge of Sellers, any Governmental Authority, regarding such a recall, withdrawal or suspension, in each case, other than immaterial customer returns made in the ordinary course of business consistent with past practice. The Products sold by Sellers have conformed with all relevant product specifications and standards related to such Products. Except for warranties set forth in any of the Acquired Contracts, there are no outstanding product warranties made on any of the Products. There are no existing or, to the Knowledge of Sellers, threatened, product liability, warranty or other similar claims alleging that any Product is defective or fails to meet any product warranties.

4.11 Products Liability Insurance. Schedule 4.11 lists all product liability insurance policies maintained by Sellers which cover the Products or Acquired Assets. Such policies (i) are in full force and effect, (ii) are in amounts and have coverages that are reasonable and customary for companies engaged in similar businesses and operations and having similar assets and properties as that of Sellers and (iii) are in amounts and have coverages as required by any of the Acquired Contracts and applicable Law. There is no default under any such policies and no event has occurred, including the failure by Sellers to give any notice or information or present a claim in a timely fashion or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Sellers under any of such insurance policies. All premiums due with respect to such products liability insurance policies have been paid, and excluding policies that have expired and been replaced in the ordinary course of business, no products liability insurance policy relating to the Acquired Assets has been canceled within the two (2) years prior to the date hereof. Sellers have not received (i) any notice of cancellation of any such policy, refusal or denial of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer thereof is no longer willing or able to perform its obligations thereunder.

4.12 Product Returns and Chargebacks. Sellers have not engaged in any activities that could reasonably be expected to result in the rate of customer returns or chargebacks materially exceeding levels customary for the industry in which the Sellers operate. As of the Closing Date, Sellers have no contractual rebate, chargeback or other discount obligations with respect to the Product.

4.13 Acquired Contracts. No party to an Acquired Contract (i) has indicated within the past twelve (12) months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship (including any price changes), with Sellers or (ii) has been a party to any dispute with Sellers.

4.14 [Reserved]

4.15 Taxes.

(a) Each Seller has duly and timely filed all Tax Returns with respect to the Business and Acquired Assets required to be filed by it (taking into account any applicable extensions of time in which to file) and all such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid by each Seller (whether or not shown on any Tax Return) have been paid and there is no basis to support any assertion by a Governmental Authority of any other Tax Liability of Seller.

(b) All Taxes that each Seller is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been timely paid or will be timely paid to the proper Governmental Authority, and each Seller has complied with all reporting, recordkeeping, information reporting and backup withholding requirements relating thereto under applicable Law. There are no liens for Taxes on any of the Acquired Assets (other than liens for Taxes not yet due or delinquent). No claim has ever been made in writing by an authority in a jurisdiction where Tax Returns were not filed by such Seller that such Seller is or may be subject to taxation by that jurisdiction.

(c) There is no proceeding concerning any Tax Liability of any Seller pending, being conducted or threatened by a Governmental Authority. No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.16 Accounts Receivable; Accounts Payable. Sellers have not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent to accelerate to pre-Closing periods Accounts Receivable that would otherwise be expected (based on past practice) to arise in post-Closing periods or (ii) any practice intended to have the effect of postponing to post-Closing periods payments that would otherwise be expected (based on past practice) to be made in pre-Closing periods.

4.17 Absence of Changes. Since June 1, 2025, there has not been any occurrence or event which, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Sellers as of the Closing Date:

5.1 Organization, Power and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the requisite limited liability company power and authority to own and operate its business as presently conducted. Buyer is duly qualified to do business and in good standing in each jurisdiction where the operations of its business requires such qualification, except where the failure to be so qualified or in such good standing will not prevent or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2 Authority, Non-Contravention, Required Filings.

(a) Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement by Buyer, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Buyer.

(b) This Agreement and each Ancillary Agreement have been duly executed and delivered by Buyer and each constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, in each case subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Sellers of their obligations hereunder or thereunder, and the consummation by Sellers of the transactions contemplated hereby or thereby do not and will not (i) contravene any provision of the Organizational Documents of Buyer, (ii) constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract or agreement to which Buyer is a party or is otherwise bound, or (iii) violate any provision of any Laws to which Buyer is subject.

(d) No permit, consent, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

5.3 Brokers. Buyer has not incurred, nor will it incur, directly or indirectly, any Liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.5 Solvency .Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE VI

POST-CLOSING COVENANTS AND AGREEMENTS

6.1 Third-Party Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Acquired Contract or any other Acquired Asset that is not assignable or transferable without the Consent of any Third Party to the extent that such Consent shall not have been obtained prior to the Closing. After the Closing Date, Sellers and Buyer shall use commercially reasonable efforts to obtain, and shall cooperate with each other, to obtain all necessary Consents to the assignment and transfer of the Assigned Contracts or Acquired Assets or new agreements between Buyer and such Third Party on terms at least as favorable to Buyer as those applicable to Sellers under Sellers’ agreement with such Third Party; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. To the extent the foregoing shall require any action by Sellers that would, or would continue to, affect the Products or Acquired Assets after the Closing, such action shall require the prior written consent of Buyer.

(b) With respect to any Acquired Asset and/or any Assumed Liability that is not assigned or transferred to Buyer at the Closing by reason of this Section 6.1(a), for a period beginning on the Closing Date and ending on the earliest of (i) the time such requisite Consent, release, substitution or amendment is obtained and the foregoing is transferred and assigned to Buyer, (ii) the time a replacement agreement is entered into between Buyer and the applicable Third Party on terms that are comparable to terms of Sellers’ under Sellers’ agreement with such Third Party and (iii) in the case of any Acquired Contract, the effective date on which such Acquired Contract has expired or been terminated, Sellers and Buyer shall use commercially reasonable efforts to provide to the other Party the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Sellers shall enforce, at the request of and for the benefit of Buyer, any rights of Sellers arising thereunder against any Third Party, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Buyer. Buyer shall, as agent or subcontractor for Sellers pay, perform and discharge fully any Assumed Liability of Sellers thereunder from and after the Closing Date. Notwithstanding anything herein to the contrary, the provisions of this Section 6.1 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.2.

6.2 Governmental Consents.

(a) Following the Closing, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, which actions shall include making all required registrations and filings with, and seeking all required Consents of, Governmental Authorities and furnishing all information required by applicable Law or requested by such governmental Authorities. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to make such required registrations and filings and obtain all required Consents. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the making of such required registrations and filings or the receipt of any required Consents.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. To the extent permitted by law, each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. For the avoidance of doubt, both Parties will provide any SOPs, Clinical Trial Reports or other documents supporting the other Party in a meeting with a Governmental Authority.

6.3 Support. Following the Closing, Buyer and Sellers shall reasonably cooperate with each other in conducting recalls and/or in the defense or settlement of any Liabilities or Actions involving the Acquired Assets, the Products, this Agreement or the Ancillary Agreements, in each case for which the other Party has responsibility under this Agreement by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts and other information primarily related to the Acquired Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with Buyer’s or Sellers’ respective businesses; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a Third Party or (c)disclosure of any such information would result in the loss or waiver of the attorney-client or other legal privilege. The requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to Third Parties in performing its obligations under this Section 6.3. Specifically, Sellers shall continue to place orders for manufacturing batches of Ameluz on behalf of Buyer from Glaropharm for so long as Buyer (or a Buyer Subsidiary) does not hold the necessary wholesaler license required to place such orders; provided, however, that Buyer shall prepay Sellers fifty percent (50%) of the full payment amount at the time of placement of any such orders, shall prepay the remaining fifty percent (50%) of the full payment amount no later than five (5) days prior to any date payment for such orders are due to be paid by Buyer, and shall have full responsibility for, and assume all financial costs associated with, any product recalls with respect to the Ameluz ordered. Buyer agrees to pursue said wholesaler license expeditiously.

6.4 Use of Proprietary Manufacturing Equipment for Ameluz. Buyer acknowledges that Sellers retain the right to implement the manufacture of Ameluz for commercialization, sale and distribution outside the Territory at Pharbil Waltrop GmbH, should Sellers elect to do so, utilizing the Know-How, equipment, documents, and processes that have already been established for the manufacture of Ameluz for commercialization, sale and distribution in the Territory that are transferred to Buyer under this Agreement. Furthermore, Sellers grant Buyer the right to continue using their proprietary equipment, documents, and processes that have been established at Glaropharm for the production of Ameluz for commercialization, sale and distribution in the Territory.

6.5 Transfer of Acquired Assets.

(a) Know-How Transfer. To enable Buyer to use the Acquired Assets purchased under this Agreement, Sellers will promptly deliver or otherwise provide to Buyer the Acquired Know-How. Additionally, on a commercially reasonable schedule and in a commercially reasonable format to be agreed upon by the Parties, Sellers will deliver to Buyer copies of documents, files, diagrams, specifications, designs, schematics, reports, records, laboratory notebooks, data, materials, prototypes, test devices, models and simulations, or other written, graphic, biologic, or other tangible material in Sellers’ or any of their Affiliates’ possession in any media, to the extent it discloses or embodies Acquired Know-How. Further, on a commercially reasonable schedule and in a commercially reasonable format to be agreed upon by the Parties, Sellers will deliver to Buyer such copies of documents, files, diagrams, specifications, designs, schematics, reports, records, laboratory notebooks, data, materials, prototypes, test devices, models and simulations, or other written, graphic, biologic, or other tangible material in Sellers’ or any of their Affiliates’ possession comprising Retained Know-How to the extent required for Buyer to use the Acquired Assets purchased under the Agreement. Without limiting the foregoing, if Buyer determines that Sellers have not disclosed any of the Know-How to Buyer or if such Know-How is incomplete in any manner, Sellers shall make Sellers’ information and personnel (including, without limitation, personnel involved in research, testing, manufacturing, regulatory approvals, and medical affairs) available to Buyer on reasonable advanced notice during normal business hours to fully transfer such Know-How to Buyer.

(b) Business Relationships. To enable Buyer to exploit the Acquired Assets, Sellers agree to promptly provide Buyer with documentation related to the Business Relationships, introduce Buyer to Sellers’ and each of their Affiliate’s suppliers, and all other suppliers of goods or services related to the Products and Business. At the request of Buyer, Sellers will use reasonable efforts to obtain the transfer of any such contracts or agreements relating to the Business Relationships or assist Buyer in entering substantially similar agreements that are necessary and required for the sale of the Products solely in the Territory. For clarity, nothing in this Agreement shall restrict or limit Sellers or any of their Affiliates from entering into or continuing a Business Relationship, including with any current raw material suppliers, CMOs and suppliers of goods and services, as well as the Sellers’ or any of their Affiliates’ use of machinery or other protocols relating to the manufacture, marketing, promotion, commercialization, sale and distribution of the Products pursuant to such Business Relationship with current raw material suppliers, CMOs and suppliers of goods and services for the promotion and sale of the Products or any other products outside the Territory.

(c) Books and Records. Sellers shall transfer to Buyer the Acquired Books and Records and the Regulatory Documentation on the Closing Date; provided, however, that to the extent Sellers are unable to transfer any such Acquired Books and Records and Regulatory Documentation on the Closing Date, Sellers shall deliver all such Acquired Books and Records and Regulatory Documentation within ten (10) days following the Closing Date; provided further, however, that, in cases in which the Acquired Know-How, Acquired Books and Records, or the Regulatory Documentation contain information for which Sellers or their Affiliates has a legal obligation to retain the original copies, Sellers and their Affiliates shall be required to provide only copies of the documents and materials containing this information. In instances where such copies are provided to Buyer, Sellers shall provide Buyer with access to original documents under circumstances where copies of documents are insufficient for evidentiary or regulatory purposes. Notwithstanding anything to the contrary, Sellers may retain a copy of all such books and records to the extent necessary for regulatory, tax, accounting, or litigation purposes or as otherwise required by Law or Sellers’ or their Affiliates’ internal policies for record-keeping purposes.

(d) Licenses of Non-Territory Patents. Buyer hereby grants to Sellers a royalty- free, fully paid-up, license to use any Patents held outside the Territory (“Non-Territory Patents”) that are included in the Acquired IP that are reasonably necessary for Sellers’ manufacture, marketing, promotion, commercialization, sale and distribution of the Products or any components thereof outside of the Territory. Sellers hereby grant to Buyer a royalty-free, fully paid-up, license to use any Non-Territory Patents not included in the Acquired IP that are reasonably necessary for Buyer’s manufacture of Ameluz outside of the Territory but solely for Buyer’s marketing, promotion, commercialization, sale and distribution of Ameluz in the Territory.

6.6 Correspondence. From and after the Closing (a) Sellers shall use commercially reasonable efforts to cause to be delivered to Buyer any mail or other communications received by Sellers or their Affiliates from any Person (including the FDA) in respect of the Products or Acquired Assets and (b) Buyer shall use commercially reasonable efforts to cause to be delivered to Sellers any mail or other communications received by Buyer from any Person (including the FDA) intended for Sellers or their Affiliates and not related to the Products or the Acquired Assets with respect to the period after the Closing. The provisions of this Section 6.6 are not intended to, and shall not be deemed to, constitute an authorization by Sellers or Buyer to permit the other to accept service of process on its or their behalf and neither Sellers nor Buyer are or shall be deemed to be the agent of the other for service of process purposes.

6.7 Inventory. The Inventory as of the Closing Date is set out in Schedule 4.8.

6.8 Non-Competition; Confidentiality.

(a) Non-Competition. Sellers hereby agree that, until the expiration of patent protection on the Products allows for generic competition with the Products in the United States, which expiration of patent protection is estimated to occur in December 2043 (as applicable, the “Restricted Period”), without the prior written consent of Buyer, Sellers shall not, and Sellers shall cause each of Sellers’ Subsidiaries or joint venture partners not to, directly or indirectly (including without limitation through Subsidiaries or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, finance, join, control or participate or lend money or such Person’s reputation to any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in the distribution of any product in competition with respect to photodynamic therapy in the Territory for indications for which Ameluz has been approved by the FDA; provided, however, that (i) nothing herein shall be construed to prevent any such Person from holding as a passive investment not more than five percent (5%) of the shares in any company whose shares are quoted on any stock exchange or inter dealer quotation system, (ii) the foregoing provision shall not in any way limit or mitigate such Person’s confidentiality obligations herein and (iii) such Restricted Period will be extended by and for the duration of any period of time during which such Person is in violation of any provision of this Section 6.8(a). The restrictions in this Section 6.8(a) shall not prohibit the Sellers from conducting any business (other than the Business) conducted by the Sellers as of the Closing Date, and for the sake of clarity, the provisions of this Section 6.8(a) shall not apply to actions taken in their individual capacity and without the involvement of Sellers by Deutsche Balaton AG or any of its Subsidiaries (other than the Sellers) or any other equity holders of Sellers which are not, directly or indirectly, controlled by Sellers.

(b) Confidentiality. Without the prior written consent of Buyer, from and after the Closing, Sellers shall not, and Sellers shall cause each Seller Related Party not to, disclose or use any Confidential Information and such Confidential Information shall not be published, disclosed, or made accessible by Sellers or any Seller Related Party to any other Person; provided, however, that Sellers and the Seller Related Parties may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by Sellers or a Seller Related Party, (ii) as becomes available to Sellers on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by Sellers or any Seller Related Party (after due inquiry) to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any Consent or approval from any Governmental Authority required in order to consummate the transactions contemplated by this Agreement other than the NJ Marketing Litigation, the MA Patent Litigation or the ITC Proceeding, (v) as may be necessary to establish Sellers’ rights under this Agreement, (vi) to inform any wholesaler, retailer, supplier or other customer or vendor of Sellers that Buyer has acquired the Acquired Assets and Buyer is the owner of said Acquired Assets and Business, with said disclosure being made in the normal course of business of Sellers, and without being published or broadcast through press release, and (vii) in connection with the NJ Marketing Litigation, the MA Patent Litigation or the ITC Proceeding ; provided, further, however, that in the case of clauses (i), (iii), and (iv), Sellers will promptly notify Buyer and, to the extent practicable, provide Buyer a reasonable opportunity to prevent public disclosure of such information and Sellers shall, or shall cause the applicable Seller Related Party to, limit any such disclosure to the portion required to be disclosed and to take all reasonable efforts to preserve the confidentiality thereof, including supporting Buyer in intervention. From and after the Closing, Buyer shall not, and shall cause each Buyer Related Party to not, disclose the terms of this Agreement or any Ancillary Agreement without the prior written consent of Sellers; provided, that, Buyer may disclose the terms of this Agreement or any Ancillary Agreement to any of its Affiliates, directors, managers, officers, employees, consultants, financing sources, accountants, attorneys and as needed to comply with any request from a Governmental Authority or discovery obligations in connection with the NJ Marketing Litigation, the MA Patent Litigation or the ITC Proceeding.

(c) Equitable Remedies. The Parties recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.8 are not performed in accordance with the specific terms thereof or are otherwise breached. It is accordingly agreed that in the event of a failure by either Party or its Related Party to perform the obligations under this Section 6.8, the other Party shall be entitled to specific performance through injunctive relief, without the necessity of proving actual damages or posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.8, in addition to any other remedy to which such Party may be entitled, at law or in equity.

6.9 Covenant Not to Sue. From and after the Closing, Sellers shall not join, file, prosecute or maintain any Action against Buyer or the Product Releasee(s) under (a) any patent (or claimed invention) owned by or licensed to Sellers immediately prior to the Closing or (b) any patent (or claimed invention) that was filed or in existence on or before the Closing Date that is acquired by or licensed to Sellers at any time after the Closing, in each case if such suit would have the potential to limit or interfere with Buyer’s freedom to practice the following: (i) the research, development, or manufacture of any Product for the purposes of marketing, sale or offer for sale of such Product solely in the Territory; or (ii) the use, import, export, supply, distribute, or offer for sale of the Product solely in the Territory. Sellers hereby covenant to Buyer that, from and after the Closing, as a condition of any assignment or exclusive license from Sellers to a Third Party of any such patent (or claimed invention), the Third Party shall agree to provide a covenant whereby the Third Party covenants not to sue Buyer or the Product Releasee(s) under any patent (or claimed invention) described in the foregoing clause (a) or (b).

6.10 Clinical Trial Test Results. The Parties acknowledge and agree that:

(a) Buyer shall provide Sellers with the clinical study protocol, clinical trial report and any regulatory data relevant for Sellers related to any clinical trials transferred to Buyer and performed prior to or currently ongoing as of June 30, 2025 and any clinical trials thereafter undertaken by Buyer including the Improvements that were in development as of June 30, 2025, as well as any new improvements related to the treatment of basal cell carcinoma, squamous cell carcinoma in situ, actinic keratosis or acne, for the purpose of Sellers potentially using such results to develop treatments outside of the Territory; provided, however, the Parties agree that under no circumstance shall Buyer have any obligation to conduct clinical trials;

(b) Buyer understands and acknowledges Sellers’ obligation to provide such clinical study protocols, clinical trial reports and regulatory data (including but not limited to any Ameluz new drug application and safety and quality reports sent to the FDA) to Maruho Co., Ltd. and its affiliates (collectively, “Maruho”) pursuant to that certain License Agreement by and between AG and Maruho dated April 20, 2020, as amended by that certain Amendment Agreement to License Agreement by and among Sellers and Maruho dated December 20, 2021 (collectively and as amended, the “Maruho License Agreement”). Buyer hereby undertakes to provide updates as to the status and results of such clinical study protocols, clinical trial reports and regulatory data to Sellers as may be required for Sellers’ compliance with Sections 4.3 and 5.5 of the Maruho License Agreement and further hereby permits, and shall not object to, the provision of such information by Sellers to Maruho on a confidential basis pursuant to the terms of the Maruho License Agreement. In addition, Buyer hereby undertakes to notify Sellers of any changes to Regulatory Documentation and to provide Sellers with copies of updated Regulatory Documentation as may be required for Sellers’ compliance with the Maruho License Agreement. In exchange for Buyer’s agreement to provide updates as to the status and results of such clinical study protocols, clinical trial reports and regulatory data to Sellers, Buyer shall receive from Sellers (if, and only if, the same is received by Sellers from Maruho pursuant to Section 2.3 of the Maruho License Agreement) a royalty-free, non-exclusive license to make use of and market the results of the “Additional R&D” (as defined by the Maruho License Agreement) in the Territory (as defined herein). Furthermore, to the extent necessary to deliver such royalty-free, non-exclusive license, Sellers shall use commercially reasonable efforts to enter into a consent agreement with Maruho to permit Sellers to deliver such royalty-free, non-exclusive license to Buyer;

(c) The Parties agree to negotiate in good faith for access to the results of any clinical trials undertaken by Buyer related to the use of the Products that are not proposed as of the date hereof (i.e. any protocols other than those related to the treatment of basal cell carcinoma, squamous cell carcinoma in situ, actinic keratosis or acne), for the purpose of Sellers potentially using such results to develop treatments outside of the Territory;

(d) Sellers will grant to Buyer an exclusive, fully paid-up license to use, import, distribute, offer for sale and sell in the Territory any Product Improvements or new manufacturing or testing protocols developed by Seller related to the treatment of basal cell carcinoma, squamous cell carcinoma in situ, actinic keratosis or acne, subject to the terms hereof and the Earnout Agreement; and

(e) The Parties agree to negotiate in good faith for access to the results of any clinical trials undertaken by Sellers related to the use of the Products that are not proposed as of the date hereof (i.e. any protocols other than those related to the treatment of basal cell carcinoma, squamous cell carcinoma, actinic keratosis or acne), for the purpose of Buyer potentially using such results to develop treatments in the Territory; provided, however, the Parties agree that under no circumstance shall Sellers have any obligation to conduct clinical trials.

6.11 Reversion of Assets. Sellers shall have the right to (i) recover all Acquired Assets transferred to Buyer pursuant to this Agreement and (ii) terminate the Earnout Agreement pursuant to the termination provisions contained in Sections 3, 4 and 5 therein.

6.12 RhodoLED Component Liability. The Parties agree that the BF-RhodoLED components will be invoiced and paid by Buyer as used in Buyer’s production and the BF- RhodoLED components shall be promptly, but in any event within 5 days, transferred to Buyer upon receipt by Sellers of such payment. The Parties further agree that the RhodoLED-XL Component Liability will be invoiced and paid by Buyer as used in production and transferred to Buyer when payment to Sellers is received, which payment and transfer shall be no later than December 31, 2025. The Parties further agree that ownership of the BF-RhodoLED components and the RhodoLED-XL Component Liability shall remain with Sellers until transferred to Buyer, and Sellers shall be responsible for all storage costs of the BF-RhodoLED components and the RhodoLED-XL Component Liability until such transfer to Buyer.

6.13 Phospholipid and API Manufacturer Agreements. Sellers have since June 1, 2025 and shall continue to provide all commercially reasonable assistance to Buyer in securing immediate access to the Ameluz pharmaceutical product. Further, Sellers shall provide all commercially reasonable assistance to Buyer to facilitate Buyer entering into its own agreements with Sellers’ current Ameluz, phospholipid and API manufacturers to enable Buyer to purchase its own Ameluz.

6.14 FDA Expenses. The Parties shall use their commercially reasonable efforts to transition all FDA Expenses to Buyer as soon as practical following the date hereof, after taking into account any applicable timeline for the transfer of any such costs. To the extent any FDA Expenses are paid by Sellers on or after June 1, 2025, Sellers shall invoice Buyer at the time Sellers incur the expense and Buyer shall reimburse Sellers no later than 30 days from the date of issuance of such invoice by Sellers.

6.15 Supplier Expenses. The Parties shall use their commercially reasonable efforts to transition all Supplier Expenses to Buyer as soon as practical following the date hereof, provided, however, that to the extent Sellers receive an invoice for any Supplier Expenses provided or delivered on or after June 1, 2025, Sellers shall promptly, but in any event within five business days of receipt thereof, issue an invoice to Buyer, payment of which shall be made by Buyer within five business days of receipt thereof. Sellers shall provide to Buyer, at least once per month, the forecast for any Supplier Expenses to be paid by Buyer. Sellers shall provide notice of any change in the forecast within three days of any expected change by Sellers.

6.16 ALA Invoices. To the extent any ALA Invoices for ALA that can be used for Ameluz manufacturing at Pharbil Waltrop GmbH delivered after June 1, 2025 remain unpaid as of Closing or are received following Closing, Buyer and Sellers agree that Buyer shall promptly pay over to Seller, but in any event within 5 business days of receipt thereof by Buyer, 50% or as otherwise agreed between the Parties of any and all amounts outlined in such ALA Invoice. Thereafter, within 5 business days of Sellers’ receipt of payment by Buyer, Seller shall pay each invoice in full. For the avoidance of doubt, the ALA associated with any such ALA Invoice shall be allocated 50% to Buyer and 50% to Sellers or as otherwise agreed between the Parties. Notwithstanding the foregoing, this Section 6.16 shall apply for the period beginning June 1, 2025 through March 31, 2026, and thereafter the Parties agree to negotiate independently with API suppliers, unless the Parties mutually agree to act jointly to secure more favorable terms.

6.17 Other Transition Services. Sellers shall invoice Buyer on a monthly basis for all costs and expenses incurred by Sellers for the costs of all staff, facilities and other third-party services related to the Business, solely to the extent such costs and expenses are Assumed Liabilities, and Buyer shall reimburse Sellers no later than 30 days from the date of issuance of such invoice by Sellers.

6.18 Transition Deadline. The Parties shall use their commercially reasonable efforts to complete the final transfer of personnel, leases, and associated operations for drug and device regulatory, drug manufacturing, and pharmacovigilance services necessary for the continued commercial sale of the Products solely in the Territory as soon as reasonably possible and for all costs related to the transfer of staff and facilities leases prior to December 31, 2025, it being understood by all Parties that certain Permits requiring approval by Governmental Authorities may not be transferable prior to December 31, 2025 upon commercially reasonable efforts, and if such Permits are not transferred prior to December 31, 2025 upon commercially reasonable efforts it is understood by all Parties that the aforementioned services shall not be provided by Sellers after such date, including operations for drug manufacturing.

6.19 Assumed Litigation Expenses.

(a) Buyer shall provide Sellers with updates, on at least a monthly basis, regarding the NJ Marketing Litigation, MA Patent Litigation, the ITC Proceeding, and any other legal actions pertaining to Sellers or any of the Sellers’ Affiliates or Subsidiaries, which status update shall include material information regarding the status of the litigation or legal claims, the defense strategy and defense actions taken pertaining to such litigation or legal claims, and any proposed settlement or other judgment.

(b) Buyer agrees to provide Sellers (i) a reasonable and prudent defense and to pay all Assumed Litigation Expenses in connection with the NJ Marketing Litigation, the MA Patent Litigation and the ITC Proceeding, and (ii) a reasonable and prudent defense and to pay all expenses of litigation, including without limitation attorneys’ fees, expert fees, court reporter expenses, expenses related to delivery or storage or processing of electronic documents, filing fees, and any other expenses of any kind or nature incurred by Sellers in connection with any future civil action, proceeding of any kind or nature, or demand letter initiated or sent by Sun Pharmaceuticals Industries, Inc. (“Sun Pharma”), Sun Pharma’s affiliates, subsidiaries, or related entities, or any other person or entity arising out of the marketing, promotion, or sale of the Products in the Territory, including without limitation any claims for breach of contract, false advertising, violation of the Lanham Act, false or deceptive trade practices, misappropriation of trade secrets, or patent infringement.

(c) Buyer shall indemnify Sellers for any amounts, including without limitation any judgment, verdict, settlement, sanction, fee award, or any other amount of any kind or nature, that Sellers are obligated to pay in the NJ Marketing Litigation, the MA Patent Litigation, the ITC Proceeding, or for any claim described in Section 6.19(b). For the avoidance of doubt, Buyer shall pay any such amount in the first instance. Sellers shall not be required to pay any such amount in the first instance and then seek reimbursement from Buyer.

(d) Sellers may hire independent legal counsel to monitor the NJ Marketing Litigation, the MA Patent Litigation, the ITC Proceeding, or any claim at Sellers’ expense. Notwithstanding the foregoing, Sellers reserve the right to pursue Sellers’ own independent defense, at Sellers’ own cost; provided, however, that Buyer shall assume the expense of Sellers’ independent legal counsel in instances where Buyer (a) has experienced a material and adverse change in its business, as determined by Buyer in its sole discretion, (b) such independent legal counsel is deemed necessary by Sellers, in their reasonable discretion, in connection with a settlement agreement to be entered into immediately prior to Buyer’s entry into bankruptcy, or (c) the continued assumption of Sellers’ defense by Buyer would result in Sellers becoming materially disadvantaged as compared to Buyer, as determined by an independent arbitrator selected upon the consent of the Parties, such consent to be not unreasonably withheld.

(e) Buyer shall provide prompt notice to Sellers of any letters, emails, or communications of any kind or nature received from Sun Pharma alleging a breach of the November 29, 2021 Settlement Agreement entered into to resolve the civil action DUSA Pharmaceuticals, Inc. v. Biofrontera Inc., et al. No. 1:18-cv-10568-RGS, which is attached as Exhibit A to the First Amended Complaint in the NJ Marketing Litigation.

(f) Buyer may settle the NJ Marketing Litigation, the MA Patent Litigation, the ITC Proceeding, or any claim related thereto without Sellers’ prior consent unless the settlement would obligate Sellers to undertake any obligation, whether monetary or non-monetary, in which case Buyer must obtain Sellers’ prior written consent to the settlement.

6.20 Merger, Sale of Assets or Similar Transactions. For a period of five years following the date hereof, Buyer shall not sell, dispose of, assign or in any way transfer any Acquired Assets to any then-current direct photodynamic therapy competitor, nor shall Buyer engage in any merger, spin-off or similar corporate transaction with any then-current direct photodynamic therapy competitor that would result in a change of control of the Acquired Assets, without the prior written consent of Sellers. In addition, effective as of the date hereof, Sellers shall have a right of first refusal with respect to any sale, disposition, assignment or other transfer of any Acquired Assets to or with any then-current direct photodynamic therapy competitor proposed by Buyer, or any merger, spin-off or similar corporate transaction with any then-current direct photodynamic therapy competitor proposed by Buyer that would result in a change of control of any Acquired Assets. Furthermore, the terms, conditions, rights, liabilities and obligations set forth herein and the Earnout Agreement, as applicable, shall remain in full force and effect and be fully assumed by any subsequent third-party acquiror of any of the Acquired Assets, including any third-party acquiror of the Acquired Assets as a result of any merger, spin-off or similar corporate transaction by Buyer.

6.21 Transfer of Acquired Regulatory Approvals. Sellers and Buyer shall establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the Acquired Regulatory Approvals. Sellers and Buyer shall use all commercially reasonable efforts to take any actions required by any Governmental Authority to affect the transfer of the Acquired Regulatory Approvals from Sellers to Buyer, and shall cooperate with each other in order to effectuate the foregoing transfer of the Acquired Regulatory Approvals. Seller may retain an archival copy of any Acquired Regulatory Approval including supplements and records that are required to be kept under 21 C.F.R. §314.81.

6.22 Tax Matters.

(a) Transfer Taxes. All sales, use, transfer, stamp, conveyance, value added or other similar Taxes, duties, excises or governmental charges imposed by any Governmental Authority, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne by Sellers. Should any part of the transaction contemplated hereby be taxable under German value-added tax (“VAT”) law, Sellers shall issue a VAT-compliant invoice to the Buyer or its affiliates in accordance with applicable German VAT law. Furthermore, should Buyer’s eligibility for reimbursement of such VAT be declined or otherwise compromised for any reason, then Sellers shall reimburse such VAT to Buyer. The Party required by applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes; and if required by applicable Law, the other Party will join in the execution of any such Tax Returns and other documentation.

(b) Property Taxes. The amount of any personal property Tax, real property Tax or similar ad valorem Tax with respect to the Acquired Assets for any Straddle Period (“Straddle Period Property Taxes”) shall be allocated between the Pre-Closing Tax Period and the portion of the Straddle Period beginning after the Closing Date in accordance with this Section 6.22(b). The portion of such Straddle Period Property Taxes attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The portion of any Straddle Period Property Tax attributable to the portion of the Straddle Period beginning on the day after the Closing Date through the end of the Straddle Period shall be calculated in a corresponding manner. Seller shall be liable for the amount of such Straddle Period Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Straddle Period Property Taxes attributable to the portion of the Straddle Period beginning after the Closing Date.

(c) Tax Payment. Transfer Taxes and Straddle Period Property Taxes shall be timely paid, and all applicable filings, reports and Tax Returns shall be filed, as provided by applicable Law and the terms of this Agreement. The paying Party shall be entitled to reimbursement from the non-paying Party to the extent provided in Section 6.22(a) or Section 6.22(b), as the case may be. Upon payment of any such Straddle Period Property Tax or Transfer Tax, as applicable, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 6.22(a) or Section 6.22(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly, but in no event later than ten (10) days after the presentation of such statement.

(d) Bulk Sales Act. The Parties agree not to comply with the bulk transfer provisions, if any. Sellers shall indemnify and hold harmless Buyer against any and all Liabilities that may be asserted by Third Parties against Buyer as a result of such noncompliance.

(e) Assistance and Cooperation. After the Closing Date, each Party shall (and cause their respective Affiliates to): (i) assist each other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with all applicable Tax Laws with respect to the transactions contemplated by this Agreement; (ii) use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement); and (iii) upon request, provide the other Party with all reasonable information that either Party may require with respect to any Tax reporting obligations of such Party in connection with the transactions contemplated by this Agreement. Further, in the event of the imposition of tariffs or other changes to trade policies involving the United States, or changes to the Tax laws in the United States, in each case applicable to the transactions contemplated by this Agreement and that would result in a Party being disadvantaged as compared to such Party’s position as of the date of this Agreement, the Parties shall cooperate in good faith to arrive at an equitable solution for each Party.

ARTICLE VII

INDEMNIFICATION AND SURVIVAL

7.1 Survival. Except for claims relating to fraud or intentional misrepresentation (which shall, in each case, survive indefinitely), the representations and warranties contained in this Agreement shall expire on the date that is 18 months following the Closing Date; provided, however, that the Fundamental Representations shall survive for the maximum period permitted by applicable Law. Except as otherwise provided in this Agreement, the covenants and agreements of Sellers and Buyer shall remain in full force and effect in accordance with their terms. Any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 (in each case, as applicable, the date a representation, warranty, covenant or agreement would otherwise terminate pursuant to this Section 7.1 is hereinafter referred to as the “Applicable Survival Date”) if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts expected to establish a valid claim under this ARTICLE VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this ARTICLE VII.

7.2 Indemnification.

(a) Subject to the provisions of this ARTICLE VII, from and after the Closing, Sellers shall indemnify Buyer and its Affiliates and its and their respective officers, directors, equityholders, managers, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by a Buyer Indemnitee by reason of or resulting from (i) any inaccuracy or breach of a representation or warranty of Sellers contained in ARTICLE IV or in any certificate or agreement delivered by or on behalf of Sellers pursuant to this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers or any Seller Related Party contained in this Agreement, (iii) any Excluded Liability or (iv) any matters set forth on Schedule C.

(b) Subject to the provisions of this ARTICLE VII, from and after the Closing, Buyer shall indemnify Sellers and their Affiliates and its and their respective officers, directors, equityholders, managers, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by a Seller Indemnitee by reason of or resulting from (i) any inaccuracy or breach of a representation or warranty of Buyer contained in ARTICLE V or in any certificate or agreement delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Buyer or any Buyer Related Party contained in this Agreement, or (iii) any Assumed Liability.

(c) The indemnity obligations of the Parties under this ARTICLE VIII shall be limited as set forth in this Section 7.2(c).

(i) No indemnity shall be payable under this ARTICLE VII with respect to Losses for which the Indemnified Party has not promptly provided the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto following the time at which the Indemnified Party discovered such claim (except to the extent the Indemnifying Party is not materially prejudiced by any delay in the delivery of such notice), and in any event prior to the Applicable Survival Date.

(ii) Sellers shall not be required to indemnify Buyer Indemnitees for any Losses under claims brought pursuant to Section 7.2(a)(i) until the aggregate amount of all such Losses exceeds Twenty-Five Thousand Dollars ($25,000) (the “Deductible”) and then only to the extent that such Losses exceed the amount of the Deductible. In no event shall Sellers have any liability for indemnification obligations pursuant to Section 7.2(a)(i) for any amount, individually or in the aggregate, in excess of ten percent (10%) of any payment provided pursuant to this Agreement plus any Earnout previously paid or payable as of the date of such indemnification.

(d) Notwithstanding the foregoing, the Deductible shall not apply to Losses arising from any breach of the Fundamental Representations or to Losses arising as a result of fraud or intentional misconduct, which Fundamental Representations and Losses arising as a result of fraud or intentional misconduct shall instead be subject to an aggregate limit on indemnification under this Agreement equal to the amount of any payment provided pursuant to this Agreement plus any Earnout previously paid or payable as of the date of such indemnification.

(e) No Losses will be deemed to have been sustained by the Indemnified Party with respect to any matter or claim for which the Indemnified Party receives indemnification or other recovery from a Third Party, including an insurance company; provided, that if the Indemnified Party receives any insurance proceeds or other compensation with respect to such matter or claim after having received any indemnification payment pursuant to this Agreement with respect to such matter or claim, the Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to the sum of such insurance proceeds, or payment, minus the amount of any costs and expenses reasonably incurred in obtaining such proceeds or compensation.

(f) Except with respect to claims for fraud or breach of the Fundamental Representations, Losses will not include consequential damages, special damages, incidental damages, indirect damages, punitive damages, damages consisting of business interruption or lost profits, damages for diminution in value or damages computed on a multiple of earnings, asset value, purchase price or similar basis.

7.3 Exclusive Remedy. After the Closing, to the extent permitted by Law and except as explicitly set forth in this Agreement (including, without limitation, Section 6.8 and Section 8.11) and except in the event of fraud, the indemnification rights and obligations in this ARTICLE VIII provide the sole and exclusive remedy for any claims arising out of or relating to this Agreement and the transactions contemplated hereby, and effective at the Closing, each Party hereto waives and releases any other remedies that it may have against the other Party (or any of its Affiliates) with respect to any such claims.

7.4 Indemnity Procedures. All claims for indemnification by any Indemnified Party under Section 7.2 shall be asserted and resolved as set forth in this Section 7.4.

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 7.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Buyer or any Affiliate of Sellers or Buyer (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party. So long as (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party (subject to the limitations set forth in this ARTICLE VII) for any Losses resulting from such Third Party Claim, (ii) such Third Party Claim involves (and continues to involve) solely monetary damages; (iii) such Third Party Claim does not relate to or arise in connection with any criminal action or the Indemnified Party’s relationship with any customer, supplier or employee; (iv) such Third Party Claim does not involve any Governmental Authority; and (v) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such Third Party Claim (the items set forth in the foregoing clauses (i)-(iv) being hereinafter referred to as the “Defense Conditions”), the Indemnifying Party shall have the right to control the defense of such Third Party Claim, including the right to settle such Third Party Claim; provided, however, that if the proposed settlement provides for relief other than the payment of money damages, or does not provide for a full, complete and unconditional release of the Indemnified Party in respect of the Third Party Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, the Indemnifying Party may settle such Third Party Claim only with the consent of the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim, including in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). The Indemnified Party may, at its sole cost and expense, retain separate counsel to participate in, but not control (unless the Indemnifying Party fails to satisfy any of the Defense Conditions) any defense or settlement of any Third Party Claim.

(b) In the event any Indemnified Party should have a claim under Section 7.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party.

7.5 Right of Setoff. In the event of any claim by any Buyer Indemnitee against the Sellers for Losses under Section 7.2 which has been agreed to by Sellers or resolved in favor of any Buyer Indemnitee by judgment rendered by a court of competent jurisdiction, Buyer shall be entitled, in Buyer’s sole and absolute discretion, to set off any amount to which such Buyer Indemnitee is entitled from Sellers against the amount of any Earnout otherwise payable to Sellers under Section 3.3. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.6 Right to Rely. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives or Affiliates) or by reason of the fact that the Indemnified Party or any of its representatives or Affiliates knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.7 Tax Treatment of Indemnity Payments. All payments made pursuant to this Article VII shall be treated as an adjustment to the consideration paid hereunder unless otherwise required by applicable Law.

ARTICLE VIII

MISCELLANEOUS

8.1 Public Announcements. Except as may be required in connection with the NJ Marketing Litigation, the MA Patent Litigation, or the ITC Proceeding, no Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without Sellers’ prior written consent, in the case of any proposed disclosure by Buyer or its Affiliates, or without Buyer’s prior written consent, in the case of any proposed disclosure by Sellers or their Affiliates, except for any such disclosure that is, in the opinion of the disclosing party’s counsel, required by applicable Law. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by applicable Law, such Party shall, to the extent practicable, submit the proposed disclosure in writing to Sellers, in the case of any proposed disclosure by Buyer or its Affiliates, or Buyer, in the case of any proposed disclosure by Sellers or their Affiliates, prior to the date of disclosure and provide Sellers or Buyer, as applicable, a reasonable opportunity to comment thereon.

8.2 Expenses. Except as otherwise contemplated by this Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

8.3 Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service, or transmitted by facsimile or email (receipt verified), and shall be deemed to be effective (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile or email; (c) one (1) Business Day after delivery to the overnight courier service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address, fax number or email address set forth below, or at such other address, fax number or email address as may from time to time be furnished by similar notice by either Party:

If to Seller:

Biofrontera AG
Hemmelrather Weg 201
D-51377
Leverkusen, Germany
Attention: Maria del Pilar de la Huerta Martinez, Chief Financial Officer
Email: p.delahuerta@biofrontera.com

With a copy to:	Morris, Manning & Martin, LLP
3343 Peachtree Road, NE
1600 Atlanta Financial Center
Atlanta, Georgia 30326
Attention: Seth Weiner
Email: skw@mmmlaw.com

If to Buyer prior to December 1, 2025:

Biofrontera Inc.
120 Presidential Way
Suite 330
Woburn, MA 01801 Attention: Fred Leffler
Email: f.leffler@bfinc.com

If to Buyer following December 1, 2025:

Biofrontera Inc.
660 Main Street
First Floor
Woburn, MA 01801
Attention: Fred Leffler
Email: f.leffler@bfinc.com

With a copy to (which shall not constitute notice):

McGuireWoods LLP
1251 Avenue of the Americas
20th Floor
New York, New York 10020
Attention: Stephen Older
Email: solder@mcguirewoods.com

8.4 Entire Agreement; Modification. This Agreement (including all Schedules, Exhibits and attachments hereto) and the Earnout Agreement contain the entire Agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, commitments and writings between the Parties with respect of the subject matter hereof (including the LSA and the Term Sheet), and may not be changed or modified in any manner unless in a written instrument duly approved by the Parties. The Parties hereby mutually agree that the LSA is automatically terminated and of no further force and effect upon the execution of this Agreement, and the parties thereto are mutually released from the terms of such LSA upon the execution of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Ancillary Agreements, the Exhibits and Seller Disclosure Schedules, the statements in the body of this Agreement will control.

8.5 Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall use reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

8.6 No Waiver; Cumulative Remedies. No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. Except as otherwise expressly provided herein, the remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

8.7 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF GEORGIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ANY ACTION BROUGHT BY ANY PARTY TO ENFORCE ANY PROVISIONS OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL OR STATE COURT LOCATED IN GEORGIA. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENTAND HEREBY IRREVOCABLY WAIVES THE BENEFIT OF JURISDICTION DERIVED FROM PRESENT OR FUTURE DOMICILE OR OTHERWISE IN SUCH ACTION. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.8 Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” files, and any facsimile or electronic signature shall constitute an original for all purposes.

8.9 Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment shall be made by any Party without the prior written consent of the other Party; provided, that Buyer may assign its rights, interests or obligations under this Agreement to any of its Affiliates or to any acquiror of substantially all of the assets and liabilities of Buyer and may also assign its rights hereunder for collateral security purposes to its lenders. Any purported assignment in violation of this Section 8.9 shall be void ab initio.

8.10 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, including without limitation Section 5.3 and ARTICLE VII, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

8.11 Specific Performance. The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each Party might not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, without posting a bond or other undertaking, the other Party shall be entitled to obtain specific enforcement of the terms hereof, in addition to any other remedy to which it may be entitled at Law or in equity.

8.12 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the execution of this Agreement, each of the Parties, at its own expense, shall execute and deliver such instruments of transfer, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

8.13 No Partnership. The Parties each expressly acknowledge and agree that neither this Agreement, nor any Ancillary Agreements shall be construed to create a legal partnership, joint business venture or the like. Neither Buyer nor Sellers shall be deemed the agent of the other Party for any purpose whatsoever. Sellers shall not have duties or obligations other than those specifically set forth herein or in the Ancillary Agreements or as may subsequently be agreed in writing by the parties hereto as an amendment to this Agreement or such Ancillary Agreements, and the duties of Sellers shall be determined solely by the express provisions of this Agreement and the Ancillary Agreements, or any authorized amendment thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLERS:

BIOFRONTERA AG AND FOR AND ON BEHALF OF BIOFRONTERA PHARMA GMBH AND BIOFRONTERA BIOSCIENCE GMBH

By:	/s/ Maria del Pilar de la Huerta Martinez
Name:	Maria del Pilar de la Huerta Martinez
Title:	Chief Financial Officer

BUYER:

BIOFRONTERA, INC.

By:	/s/ Hermann Luebbert
Name:	Hermann Luebbert
Title:	Chief Executive Officer